As filed with the Securities and Exchange Commission on November 18, 2025

Registration Nos. 333-260535

333-263829

333-270050

333-277272

333-285207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-260535

Form S-8 Registration Statement No. 333-263829

Form S-8 Registration Statement No. 333-270050

Form S-8 Registration Statement No. 333-277272

Form S-8 Registration Statement No. 333-285207

UNDER THE SECURITIES ACT OF 1933

INFORMATICA INC.†

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1999534 (I.R.S. Employer Identification No.)

c/o Salesforce, Inc. Salesforce Tower 415 Mission Street, 3rd Fl San Francisco, California 94105 (Address of Principal Executive Offices)	94105 (Zip Code)

Third Amended and Restated Informatica Inc. Equity Incentive Plan

Informatica Inc. 2021 Equity Incentive Plan

Informatica Inc. 2021 Employee Stock Purchase Plan

(Full Title of Plans)

Sabastian Niles

President and Chief Legal Officer

Salesforce, Inc.

415 Mission Street, 3rd Fl

San Francisco, California 94105

(Name and address of agent for service)

(415) 901-7000

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum

Meng Lu

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†  In connection with the completion of the transactions to which these Post-Effective Amendments relate, the registrant’s stock ceased trading on the New York Stock Exchange.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) previously filed with the Securities and Exchange Commission (the “Commission”) is being filed by Informatica Inc., a Delaware corporation (the “Registrant” or “Informatica”), to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.	Registration Statement on Form S-8, File No. 333-260535, filed with the Commission on October 27, 2021, registering the offer and sale of (i) 32,858,200 Shares issuable pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Incentive Plan”), (ii) 5,476,400 Shares issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 26,324,561 Shares issuable pursuant to the Registrant’s Third Amended and Restated Equity Incentive Plan.
2.	Registration Statement on Form S-8, File No. 333-263829, filed with the Commission on March 24, 2022, registering the offer and sale of (i) 13,911,930 Shares issuable pursuant to the 2021 Incentive Plan and (ii) 2,782,386 Shares issuable pursuant to the 2021 ESPP.
3.	Registration Statement on Form S-8, File No. 333-270050, filed with the Commission on February 27, 2023, registering the offer and sale of (i) 14,189,909 Shares issuable pursuant to the 2021 Incentive Plan and (ii) 2,837,982 Shares issuable pursuant to the 2021 ESPP.
4.	Registration Statement on Form S-8, File No. 333-277272, filed with the Commission on February 22, 2024, registering the offer and sale of (i) 14,746,191 Shares issuable pursuant to the 2021 Incentive Plan and (ii) 2,949,238 Shares issuable pursuant to the 2021 ESPP.
5.	Registration Statement on Form S-8, File No. 333-285207, filed with the Commission on February 25, 2025, registering the offer and sale of (i) 15,176,732 Shares issuable pursuant to the 2021 Incentive Plan and (ii) 3,035,346 Shares issuable pursuant to the 2021 ESPP.

On May 26, 2025, Informatica entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Salesforce, Inc., a Delaware corporation (“Salesforce”) and Phoenix I Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Salesforce (“Merger Sub”). Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub merged with and into Informatica (the “Merger”), with Informatica surviving the Merger and continuing as a wholly owned subsidiary of Salesforce. The Merger became effective on November 18, 2025, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 18, 2025.

INFORMATICA INC.

By:	/s/ Scott Siamas
	Name:	Scott Siamas
	Title:	President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.